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                                                                                OMB APPROVAL
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                                      UNITED STATES                     OMB Number:       3235-0145
                            SECURITIES AND EXCHANGE COMMISSION          Expires:   October 31, 2002
                                  WASHINGTON, D.C. 20549                Estimated average burden
                                                                        hours per response....14.90
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 10)*



                             Digi International Inc.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   253798 10 2
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2000
                         ------------------------------
                          (Date of Event Which Requires
                            Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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                                   Page 1 of 5

                                  SCHEDULE 13G

CUSIP NO. 253798 10 2                                                       13G
-------------------------------------------------------------------------------
      1           NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                  John P. Schinas
--------------------------------------------------------------------------------
      2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ]
                   Not Applicable
                                                                 (b) [ ]
--------------------------------------------------------------------------------
      3           SEC USE ONLY

--------------------------------------------------------------------------------
      4           CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
         NUMBER OF              5     SOLE VOTING POWER

          SHARES                      1,401,352
                             ---------------------------------------------------
       BENEFICIALLY             6     SHARED VOTING POWER

        OWNED BY                      0
                             ---------------------------------------------------
          EACH                  7     SOLE DISPOSITIVE POWER

        REPORTING                     1,401,352
                             ---------------------------------------------------
         PERSON                 8     SHARED DISPOSITIVE POWER

          WITH                        0
--------------------------------------------------------------------------------
      9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,401,352
--------------------------------------------------------------------------------
     10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*  [ ]

                  Not applicable
--------------------------------------------------------------------------------
     11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.2%
--------------------------------------------------------------------------------
     12           TYPE OF REPORTING PERSON*

                  In
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
         (a) Name of Issuer

             Digi International Inc.

         (b) Address of Issuer's Principal Executive Offices

             11001 Bren Road East
             Minnetonka, MN  55343

ITEM 2.
         (a) Name of Person Filing

             John P. Schinas

         (b) Address of Principal Business Office or, if none, Residence

             P.O. Box 187
             Proctor Road
             Rangeley, ME  04970

         (c) Citizenship

             United States

         (d) Title of Class of Securities

             Common Stock

         (e) CUSIP Number

             253798 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]    Broker or dealer registered under section 15 of the Act.

         (b) [ ]    Bank as defined in section 3(a)(6) of the Act.

         (c) [ ]    Insurance company as defined in section 3(a)(19) of the Act.

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

         (e) [ ]    An investment adviser in accordance withss.
                    240.13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment comany under section 3(c)(14) of the Investment Company Act of 1940.

         (j) [ ]    Group, in accordance withss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned

             1,401,352

         (b) Percent of Class

             9.2%

         (c) Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote

                  1,401,352

            (ii)  Shared power to vote or to direct the vote

                  0

           (iii)  Sole power to dispose or to direct the disposition of

                  1,401,352

            (iv)  Shared power to dispose or to direct the disposition of

                  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                 December 31, 2000
                                       -----------------------------------------
                                                        Date

                                                 /s/ John P. Schinas
                                       -----------------------------------------
                                                      Signature

                                                   John P. Schinas
                                       -----------------------------------------
                                                     Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)




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